Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES SECOND QUARTER

2026 FINANCIAL RESULTS

Second Quarter Net Sales Increased by 12% to $18.7 Million from $16.7 Million in the Second Quarter of 2025; Second Quarter Net Income Increased by 47% to $1.8 Million from $1.2 Million in the Prior Year Period

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the second quarter of 2026 were $18.7 million, up 12.0%, compared to $16.7 million for the second quarter of 2025
o	Building Supply segment sales increased to $11.7 million, up 5.5%, compared to $11.1 million for the three months ended June 30, 2025
o	Disposable Protective Apparel sales increased by $1.4 million, or 24.9%, to $7.0 million, compared to $5.6 million for the same period of 2025
●	Net income for the second quarter of 2026 was $1.8 million or $0.18 per diluted share, compared to $1.2 million, or $0.12 per diluted share for the second quarter of 2025
o

Excluding the impact of the International Emergency Economic Powers Act (“IEEPA”) tariff refund, net income for the second quarter of 2026 was $1.6 million* or $0.16 per diluted share*, compared to $1.2 million, or $0.12 per diluted share for the second quarter of 2025

●	Cash of $18.9 million and working capital of $51.0 million, with no debt, as of June 30, 2026

* Management reviews and analyzes several key performance measures which are non-GAAP financial measures when shown excluding the impact of the IEEPA tariff refund, including gross profit, net income, basic earnings per share, and diluted earnings per share. These measures are reviewed and analyzed in order to evaluate our business performance, identify trends affecting our business, allocate capital, and make strategic decisions, including those discussed below. These key performance measures are indicated by an asterisk (*) in this press release. A discussion of these measures, as well as certain of their limitations, and reconciliations to their most directly comparable U.S. GAAP financial measures, are provided below under “Non-GAAP Financial Measures.

Nogales, Arizona – August 6, 2026 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three month period ended June 30, 2026.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “During the second quarter of 2026, we again outperformed the market, as our building supply segment sales were up by 5.5% from the prior year quarter. The core building products sales (housewrap and synthetic roof underlayment) were up 2.2% from the prior year quarter, with an increase in both synthetic roof underlayment and housewrap sales, combined with a decrease in rebates in the second quarter of 2026.

With that said, the housing market continued to show weakness in the second quarter of 2026, as single-family housing starts declined by 4.2% compared to the corresponding period of 2025. Single-family housing starts in the U.S. remained constrained by mortgage rates, increased land, labor and construction costs, affordability pressures, macroeconomic uncertainty, and geopolitical volatility, which has led builders to moderate new construction activity. This decline in the second quarter of 2026 represents an improvement from the decline of 6.5% in the first quarter of 2026.  In addition, the Asphalt Roofing Manufacturers Association (“ARMA”) reported a 10.0% decline in industry shipments compared to the second quarter of 2025.

The building industry outlook for the remainer of 2026 reflects a soft but generally stable market, rather than a meaningful rebound. A modest increase in single-family housing starts is expected in 2027, assuming economic and financing conditions improve. Management remains focused on developing and producing industry-leading products and anticipates growth in the Building Supply segment; however, uncertainty related to the factors described above could adversely impact results.

Mr. Hoffman continued, “Sales of disposable protective garments comprised 93.0% of the segment sales, increasing by $1.5 million or 29.0% in the second quarter of 2026 compared to the same period of 2025. The sales increase was primarily due to improved sales to our largest international channel partner, as well as national and regional distributors. A considerable portion of the increase was attributable to higher selling prices, primarily driven by the impact of U.S. tariffs. Sales of our face mask and face shield products in the second quarter of 2026, which comprise the remaining 7.0% of the segment sales, were down by $64,000 compared to the same period of 2025.”

During the six months ended June 30, 2026, the Company received refunds representing a portion of the IEEPA tariffs previously paid. The Company continues to seek recovery of additional IEEPA tariffs; however, the ultimate amount, timing, and final resolution of any additional refunds remain uncertain pending the outcome of the ongoing litigation and related administrative processes. The effects of the IEEPA tariffs on our financial results are discussed further below.

2026 Second Quarter Financial Results:

Consolidated sales for the three months ended June 30, 2026, increased to $18.7 million from $16.7 million for the three months ended June 30, 2025, representing an increase of $2.0 million or 12.0%. This increase consisted of increased sales in the Building Supply segment of $608,000, and increased sales in the Disposable Protective Apparel segment of $1.4 million.

Building Supply segment sales for the three months ended June 30, 2026 sales increased by $608,000, or 5.5%, to $11.7 million, compared to $11.1 million for the three months ended June 30, 2025. The Building Supply segment sales increase during the three months ended June 30, 2026, was primarily due to a 1.2% increase in sales of housewrap, a 3.4% increase in sales of synthetic roof underlayment, a 6.0% increase in sales of other woven material and a decrease in rebates as compared to the same period of 2025.

Disposable Protective Apparel segment sales for the three months ended June 30, 2026 were $7.0 million, compared to $5.6 million for the same period in 2025, reflecting an increase of $1.4 million, or 24.9%. The sales mix of the Disposable Protective Apparel segment for the three months ended June 30, 2026, was approximately 93% for disposable protective garments, 4% for face masks and 3% for face shields. This sales mix is compared to approximately 90% for disposable protective garments, 6% for face masks and 4% for face shields for the three months ended June 30, 2025.

Gross Profit

Including the impact of the IEEPA tariff refund, gross profit increased by $847,000, or 13.8%, to $7.0 million for the three months ended June 30, 2026, from $6.1 million for the three months ended June 30, 2025. The gross profit margin was 37.4% for the three months ended June 30, 2026, compared to 36.8% for the three months ended June 30, 2025.

In the second quarter, gross profit was positively impacted by $294,000 from the IEEPA tariff refund which was recognized as a reduction in cost of goods sold.

Excluding the IEEPA tariff refund, gross profit increased by $553,000, or 9.0%, to $6.7 million for the three months ended June 30, 2026, from $6.1 million for the three months ended June 30, 2025. The gross profit margin was 35.8% for the three months ended June 30, 2026, compared to 36.8% for the three months ended June 30, 2025.

Net Income

Including the impact of the IEEPA tariff refund, net income for the three months ended June 30, 2026, was $1.8 million compared to net income of $1.2 million for the same period of 2025, representing an increase of $582,000, or 46.8%. Net income as a percentage of net sales was 9.8% for the three months ended June 30, 2026, compared to 7.5% for the same period of 2025. Basic and diluted earnings per common share for each of the three months ended June 30, 2026 and 2025, were $0.18 and $0.12, respectively.

The net change in net income for the second quarter of 2026 due to the IEEPA tariff refund was $219,000.

Excluding the impact of the IEEPA tariff refund, net income for the three months ended June 30, 2026, was $1.6 million*, compared to net income of $1.2 million for the same period of 2025, representing an increase of $363,000, or 29.2%. Excluding the tariff refund, net income as a percentage of net sales was 8.6% for the three months ended June 30, 2026, compared to 7.5% for the same period of 2025. Basic and diluted earnings per common share for each of the three months ended June 30, 2026 and 2025, were $0.16 and $0.12, respectively. The comparison excluding the tariff refund reflects the Company's underlying operating performance without the benefit of the tariff refund.

Balance Sheet

As of June 30, 2026, the Company had cash of $18.9 million, compared to $17.0 million as of December 31, 2025. Working capital totaled $51.0 million and the Company’s current ratio was 17:1, compared to a current ratio of 13:1 as of December 31, 2025.

Colleen McDonald, Chief Financial Officer, commented, “As of June 30, 2026, we had $1.3 million available for additional stock purchases under our stock repurchase program.  As of June 30, 2026, the Company had repurchased a total of 21.9 million shares of common stock at a cost of approximately $58.2 million through our repurchase program which commenced in 1999. We retire all stock upon repurchase and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Nogales, Arizona , Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

NON-GAAP FINANCIAL MEASURES

The non-GAAP financial measures presented in this press release are supplemental measures of our performance that we believe will help investors understand our operating results and assess our future prospects. When read in conjunction with our U.S. GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in our underlying businesses and can be used by management as one basis for making financial, operational, and planning decisions. For each financial measure we have excluded the impact of the tariff refunds due to their unusual nature which is not reflective of our ongoing operating results. The non-GAAP financial measures should be considered along with the most directly comparable U.S. GAAP financial measures.

Management recognizes that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes. In order to compensate for the discussed limitations, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with U.S. GAAP. The detailed reconciliations of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure are provided below, and no single financial measure should be relied on to evaluate our business.

	For the Three Months	For the Six Months
	Ended June 30,	Ended June 30,
	2026	2026

Gross profit	$6,978,000	12,494,000
Less impact of tariff refund	(294,000)	(294,000)
Gross profit excluding tariff refund	6,684,000	12,200,000

Income from operations	2,012,000	2,592,000
Less impact of tariff refund	(279,000)	(279,000)
Income from operations excluding tariff refund	1,733,000	2,313,000

Income before provision for income taxes	2,384,000	3,269,000
Less impact of tariff refund	(294,000)	(294,000)
Income before provision for income taxes exluding tariff refund	2,090,000	2,975,000

Provision for income taxes	558,000	741,000
Less impact of tariff refund	(75,000)	(75,000)
Provision for income taxes exluding tariff refund	483,000	666,000

Net income	1,826,000	2,528,000
Less impact of tariff refund	(219,000)	(219,000)
Net income excluding tariff refund	1,607,000	2,309,000

Basic earnings per share	$0.18	$0.25
Less impact of tariff refund	$(0.02)	$(0.02)
Basic earns per share excluding tariff refund	$0.16	$0.23

Diluted earnings per share	$0.18	$0.24
Less impact of tariff refund	$(0.02)	$(0.02)
Diluted earnings per share excluding tariff refund	$0.16	$0.22

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified 4 generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Specifically, these factors include, but are not limited to, our exposure to foreign currency exchange risks related to our unconsolidated affiliate operations in India; potential failure to remediate the material weakness in our internal controls; our partnership with a joint venture partner; the loss of any major customer or a reduction in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; changes in global economic conditions; security breaches or disruptions to the information technology infrastructure; risks related to climate change and natural disasters or other events beyond our control; the effects of tariff policies, ongoing trade disputes and related litigation, including related to tariff refunds and potential countermeasures; potential liabilities from environmental laws and regulations; uncertainties with respect to the development, deployment, and use of artificial intelligence; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow –

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$18,901,000	$16,988,000
Accounts receivable, net	9,500,000	6,936,000
Accounts receivable, related party	1,635,000	1,202,000
Inventories, net	18,650,000	23,598,000
Prepaid expenses	5,508,000	3,796,000
Total current assets	54,194,000	52,520,000

Property and equipment, net	7,975,000	8,234,000
Goodwill	55,000	55,000
Right-of-use assets	7,504,000	7,775,000
Equity investment in unconsolidated affiliate	5,620,000	5,548,000
Total assets	$75,348,000	$74,132,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,234,000	$2,005,000
Accrued liabilities	894,000	1,088,000
Lease liabilities	1,052,000	965,000
Total current liabilities	3,180,000	4,058,000

Lease liabilities, net of current portion	6,569,000	6,917,000
Deferred income tax liabilities, net	679,000	679,000
Total liabilities	10,428,000	11,654,000
Commitments and contingencies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 10,120,851 and 10,131,565 shares outstanding as of June 30, 2026 and December 31, 2025, respectively	101,000	101,000
Additional paid-in capital	16,099,000	15,828,000
Retained earnings	50,959,000	48,496,000
Accumulated other comprehensive loss	(2,239,000)	(1,947,000)
Total shareholders' equity	64,920,000	62,478,000
Total liabilities and shareholders' equity	$75,348,000	$74,132,000

(1) The condensed consolidated balance sheet as of December 31, 2025, has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Net sales	$18,674,000	$16,672,000	$33,259,000	$30,494,000

Cost of goods sold, excluding depreciation and amortization	11,696,000	10,541,000	20,765,000	18,971,000
Gross profit	6,978,000	6,131,000	12,494,000	11,523,000

Operating expenses:
Selling, general and administrative	4,698,000	4,556,000	9,384,000	9,250,000
Depreciation and amortization	268,000	240,000	518,000	483,000
Total operating expenses	4,966,000	4,796,000	9,902,000	9,733,000
Income from operations	2,012,000	1,335,000	2,592,000	1,790,000

Other income:
Equity in income of unconsolidated affiliate	209,000	137,000	364,000	278,000
Interest income, net	163,000	139,000	313,000	315,000
Total other income	372,000	276,000	677,000	593,000

Income before provision for income taxes	2,384,000	1,611,000	3,269,000	2,383,000

Provision for income taxes	558,000	367,000	741,000	526,000

Net income	$1,826,000	$1,244,000	$2,528,000	$1,857,000

Basic earnings per common share	$0.18	$0.12	$0.25	$0.18

Diluted earnings per common share	$0.18	$0.12	$0.24	$0.18

Basic weighted average common shares outstanding	10,120,766	10,501,865	10,126,136	10,407,287

Diluted weighted average common shares outstanding	10,347,645	10,611,052	10,339,386	10,517,652

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